Exhibit 10.2(a)

Amendment

to

Loan Commitment

May 10, 2019

Reference is made to that certain Loan Commitment dated May 9, 2019 (the “Commitment”), pursuant to which Rising Development Co., Ltd. and Well Thrive Limited (each, a “Lender”, and collectively, the “Lenders”) have committed to make a loan of up to $20,000,000 to Aerkomm, Inc. (the “Company”). Capitalized terms not otherwise defined herein shall have the respective meanings ascribed to them in the Commitment.

The Commitment provides that the Initial Closing Date shall be within 30 days following the date the title of the Land is vested in the Company’s subsidiary Aerkomm Taiwan. Considering the fact that the Company may have cash requirement to pay its vendors in connection with its Aerkomm++ program prior to the time set for the initial closing under the Commitment, the Lenders hereby agree to an earlier closing of up to 25% of the Loan upon the Company request prior to the time the title of the Land is vested in the Company’s subsidiary Aerkomm Taiwan, provided that the Company provide adequate evidence to the Lenders that the proceeds of the advance closing would be applied to pay the Company’s vendors.

Executed as of the date first written above:

COMPANY: AERKOMM INC.

By:	/s/ JEFFREY WUN
Name:	JEFFREY WUN
Title:	CEO

LENDERS:
RISING DEVELOPMENT CO., LTD.

By:	/s/ CHANG, CHI-HUNG	(Corporate and personal seals)
Name:	CHANG, CHI-HUNG
Title:	Chairman

WELL THRIVE LIMITED

By:	/s/ CHANG, SHENG-CHUN	(Corporate stamp)
Name:	CHANG, SHENG-CHUN
Title:	Chairman

Amendment to Loan Commitment	1